Exhibit 99.1

NEWS RELEASE
Visteon announces results to date for tender offer
VAN BUREN TOWNSHIP, Mich., June 3, 2008 — Visteon Corporation (“Visteon”) (NYSE: VC) today announced that it received tenders from Eligible Holders (as defined below) of 77.02 percent or $423,624,000 of the $550,000,000 of the aggregate principal amount of its 8.25 percent Senior Notes due 2010 (the “Old Notes”) as of 5 p.m., New York City time, on Monday, June 2, 2008 (“Early Tender Deadline”), in connection with its previously announced tender offer for up to $344,000,000 in aggregate principal amount of Old Notes (the “Tender Offer”). As of the Early Tender Deadline, subject to certain exceptions, withdrawal rights have terminated.
The Tender Offer remains open for the tender of Old Notes not previously tendered and is scheduled to expire at 11:59 p.m., New York City time, on June 16, 2008, unless extended.
The Tender Offer is being made upon the terms and subject to conditions set forth in the offer to purchase and the related letter of transmittal, each dated May 19, 2008.
As noted previously, each Eligible Holder who tenders Old Notes in the Tender Offer is required, as a condition to such Eligible Holder’s participation in the Tender Offer, to purchase a principal amount of Visteon’s new 12.25 percent Senior Notes due 2016 (the “New Notes”) equal to 60 percent of the aggregate principal amount of Notes purchased from such Eligible Holder pursuant to the Tender Offer at a purchase price equal to 91.621 percent of the principal amount thereof. The Tender Offer and offering of New Notes are being made only to holders of the Old Notes that are qualified institutional buyers and institutional accredited investors inside the United States, and to certain non-U.S. investors located outside the United States (“Eligible Holders”).
The total consideration for each $1,000 principal amount of Old Notes validly tendered and not validly withdrawn prior to Early Tender Deadline is $978.30 (“Total Consideration”), which includes an early tender payment of $40 per $1,000 principal amount of Old Notes tendered. Only Eligible Holders who validly tendered and did not validly withdraw Old Notes and committed to purchase the applicable amount of New Notes on or prior to Early Tender Deadline are eligible to receive the Total Consideration for such Notes purchased in the Tender Offer. Holders who validly tender their Old Notes and commit to purchase the applicable amount of New Notes after the Early Tender Date and on or prior to the Expiration Date will be eligible to receive an amount, paid in cash, equal to the Total Consideration less the $40 Early Tender Payment per $1,000 principal amount of Old Notes tendered (the “Tender Consideration”). In the event of an over-subscription of the Tender Offer, the Company will allocate acceptances on a pro rata basis and make corresponding reductions to the amount of New Notes to be purchased by each Eligible Holder in accordance with the terms of the offer to purchase.
Visteon’s obligation to accept for payment and to pay for Old Notes validly tendered and not withdrawn pursuant to the Tender Offer is conditioned upon (a) the tender of no less than $300,000,000 in aggregate principal amount of Old Notes, (b) the consummation of the concurrent offering of New Notes to the Eligible Holders and the satisfaction by each Eligible Holder tendering Old Notes of such Eligible Holder’s obligation to purchase its applicable amount of New Notes in the concurrent note offering and (c) satisfaction of certain general conditions.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The Tender Offer and the offering of New Notes is being made only pursuant to an offer to purchase, an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.
Visteon Profile
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 40,000 people.
Cautionary Information Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements.
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Contacts:
Media:	Investors:
Jim Fisher	Derek Fiebig
734-710-5557	734-710-5800
jfishe89@visteon.com	dfiebig@visteon.com